As filed with the Securities and Exchange Commission on December 14, 2010
Registration No. 333-148999

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PHOENIX TECHNOLOGIES LTD.
(Exact name of registrant as specified in its charter)

Delaware	04-2685985
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
915 Murphy Ranch Road
Milpitas, CA 95035
(Address of principal registered offices) (Zip Code)

2007 EQUITY INCENTIVE PLAN
2001 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plans)

Thomas Lacey
President, Chief Executive Officer and Director
Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, CA 95035
(Name and address of agent for service)
(408) 570-1000
(Telephone number, including area code, of agent for service)

     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 2 relates to the Registration Statement of Form S-8 (Registration No. 333-148999) of Phoenix Technologies Ltd. (“Phoenix”) filed with the Securities and Exchange Commission (the “Commission”) on February1, 2008 (the “Registration Statement”). The Registration Statement registered (i) 500,000 shares of Phoenix’s common stock, par value $0.001 (“Common Stock”), to be offered or sold pursuant to Phoenix’s 2001 Employee Stock Purchase Plan (the “ESPP”), and (ii) 7,559,595 shares of Phoenix’s Common Stock to be offered or sold pursuant to Phoenix’s 2007 Equity Incentive Plan (together with the ESPP, the “Plans”).
     On November 23, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 17, 2010, as amended on October 21, 2010 and November 3, 2010, by and among Phoenix, Pharaoh Acquisition LLC (formerly known as Pharaoh Acquisition Corp. and referred to herein as “Parent”) and Pharaoh Merger Sub Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), each an affiliate of Marlin Equity Partners, and solely for purposes of providing a guarantee of the obligations of the Parent and Merger Sub, Marlin Equity II, L.P. and Marlin Equity III, L.P., Merger Sub merged with and into Phoenix, with Phoenix surviving as a wholly-owned subsidiary of Parent (the “Merger”).
     In connection with the Merger, Phoenix has terminated the Plans and no additional shares of Common Stock will be issued thererunder. In accordance with an undertaking made by Phoenix in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Phoenix Common Stock which remain unsold at the termination of the offering under the Plans, Phoenix hereby removes from registration all shares of its Common Stock under the Registration Statement that remained unsold as of the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement No. 333-148999 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on December 14, 2010.

PHOENIX TECHNOLOGIES LTD.
By:	/s/ Thomas Lacey
Thomas Lacey
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to Registration Statement No. 333-148999 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Thomas lacey Thomas Lacey	Director, President and Chief Executive Officer (Principal Executive Officer)	December 14, 2010

/s/ Robert Andersen Robert Andersen	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 14, 2010

/s/ Nick Kaiser Nick Kaiser	Director	December 14, 2010

/s/ Robb Warwick Robb Warwick	Director	December 14, 2010

/s/ Barton Foster Barton Foster	Director	December 14, 2010

/s/ Vladimir Jacimovic Vladimir Jacimovic	Director	December 14, 2010